Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports 2010 Fourth Quarter and Full Year Results

Net sales grew 11% in fourth quarter to $182.8 million;
Quarterly diluted adjusted EPS of $0.40 versus $0.26 in prior year period;
Company posted fourth consecutive quarter of double-digit organic sales growth;
Board authorized repurchase of additional one million shares;
Company provides 2011 sales and earnings guidance

MINNEAPOLIS, Feb. 22, 2011—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $17.0 million, or $0.88 per diluted share, on net sales of $182.8 million for the fourth quarter ended December 31, 2010. In the comparable quarter a year ago, Tennant had net earnings of $6.7 million, or $0.35 per diluted share, on net sales of $164.2 million.
“We are pleased with the company’s continued strong performance in the fourth quarter,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “We achieved double-digit organic sales growth in all of our geographic regions, including the Americas, EMEA and Asia Pacific, led by sales of scrubbers equipped with our proprietary ec-H2O™ chemical-free cleaning technology.”
Both the 2010 and 2009 fourth quarter earnings were affected by special items. In the 2010 fourth quarter, Tennant recorded net special benefits of $0.48 per diluted share including: a $0.54 per diluted share net benefit from an international entity restructuring that is expected to produce ongoing commercial and tax benefits; and a $0.06 loss per diluted share from a workforce restructuring action designed to better align Tennant’s talent with the company’s evolving business needs. Adjusted fourth quarter 2010 diluted EPS, excluding these special items, was $0.40. Results in the prior year quarter included a net special benefit of $0.09 per diluted share, which included a $0.10 per diluted share benefit from a United Kingdom business reorganization. Adjusted fourth quarter 2009 diluted EPS, excluding these special items, was $0.26. (See the Supplemental Non-GAAP Financial Table.)
For the 2010 full year, Tennant's consolidated net sales of $667.7 million increased 12.0 percent versus $595.9 million in 2009. Organic sales also rose approximately 12 percent for the year. The full year foreign currency exchange impact was minimal, with a favorable first half impact being offset by an unfavorable second half impact. Tennant reported 2010 net earnings of $34.8 million, or $1.80 per diluted

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Page 2 – Tennant Company Reports 2010 Fourth Quarter and Full Year Results

share, up from a 2009 net loss of $26.2 million, or a loss of $1.42 per diluted share. The 2010 results included the impact of special items in the fourth quarter, as noted above, and a $0.01 special item in the third quarter. Adjusted diluted EPS in 2010, excluding these special items, was $1.31. The 2009 results included the impact of special items totaling a loss of $2.09 per diluted share, primarily related to the non-cash goodwill impairment charge. Adjusted diluted EPS in 2009, excluding these special items, was $0.67. (See the Supplemental Non-GAAP Financial Table.)
Tennant generated $42.5 million in cash from operations in 2010 versus $75.2 million in 2009. During 2010, the company paid down debt and ended the year with debt of $30.8 million compared to $34.2 million a year earlier. At 2010 year end, total cash was $39.5 million compared to $18.1 million a year ago.
Tennant raised its quarterly dividend in the 2010 fourth quarter by 21 percent to $0.17 per share. The company has increased its annual cash dividend payout for 39 consecutive years.
“Throughout 2010, Tennant executed very well in an uncertain economic environment,” said Killingstad. “The company reported four quarters in a row of double-digit organic sales growth.” Organic sales exclude the impact of foreign currency exchange (and acquisitions when applicable).

Product Innovation
Tennant’s chemical-free ec-H2O technology platform continued to fuel the company’s equipment sales in the 2010 fourth quarter and full year. Sales of scrubbers equipped with ec-H2O technology contributed $33 million in the fourth quarter and totaled $96 million in 2010, a significant increase over the $50 million in 2009. Success with the ec-H2O platform was the major contributor to approximately 47 percent of Tennant's 2010 equipment sales coming from products introduced in the past three years, exceeding the company’s goal of 30 percent.
Killingstad said, “We are very pleased with our customers’ response to ec-H2O. This technology continued to boost our equipment sales in 2010, and we anticipate extending these sales and market share gains in 2011.”
On January 18, 2011, Tennant also introduced the new T16 battery-powered rider scrubber. Tennant’s T16 is designed for use in both industrial and commercial environments. The T16 can be equipped with any of Tennant’s proven solution technologies, including ec-H2O electrically converted water technology. Operating at just 68 decibels, or the sound level of normal room conversation, the T16 is one of the industry’s quietest scrubbers which allows for unobtrusive around-the-clock cleaning anywhere.

Operating Review
Tennant’s consolidated net sales of $182.8 million for the 2010 fourth quarter increased 11.3 percent compared to the 2009 fourth quarter. The growth was primarily driven by continued strong global sales of scrubbers equipped with ec-H2O technology, and also sales of industrial sweepers in all regions.

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Page 3 – Tennant Company Reports 2010 Fourth Quarter and Full Year Results

Excluding the unfavorable foreign currency exchange impact of approximately 1.5 percent, consolidated net sales grew organically by approximately 12.8 percent for the 2010 fourth quarter.
For the fourth consecutive quarter, Tennant posted double-digit organic sales gains. Organic sales growth in 2010 was approximately 12.8 percent in the fourth quarter, 10.7 percent in the third quarter, 12.3 percent in the second quarter and 11.7 percent in the first quarter. Organic sales in the 2010 fourth quarter rose approximately 11.2 percent in the Americas, 16.1 percent in EMEA (Europe, Middle East and Africa) and 15.9 percent in the Asia Pacific region.
Tennant’s gross profit margin was 42.2 percent for the 2010 fourth quarter, up from 41.6 percent in the same quarter last year, and within the company’s 2010 target range of 42 percent to 43 percent. For the full year 2010, the gross profit margin was 42.6 percent, up 130 basis points from 41.3 percent in 2009, primarily due to manufacturing efficiencies from increased sales volume, somewhat offset by higher commodity costs.
Fourth quarter 2010 research and development (R&D) spending totaled $6.9 million, or 3.8 percent of sales, compared to $6.1 million, or 3.7 percent of sales, a year ago. For 2010, R&D expense was $26.0 million, or 3.9 percent of sales, consistent with Tennant’s target range as the company invested in innovative technologies. Tennant plans to introduce its first Orbio™ branded new product in the 2011 first quarter.
Selling and administrative expense (S&A) in the 2010 fourth quarter was 33.2 percent of sales and totaled $60.8 million, including $1.4 million related to restructuring activities, compared to 34.1 percent of sales, or $56.0 million, in the 2009 fourth quarter. On a dollar basis, the increased S&A expense in the 2010 fourth quarter also reflected higher variable selling expenses and incentives; S&A as a percent of sales declined in the quarter. Full year 2010 S&A expense was $221.2 million, or 33.1 percent of sales, versus 2009 S&A expense of $202.3 million, or 33.9 percent of sales.
Tennant’s 2010 fourth quarter operating profit was $9.5 million, or 5.2 percent of sales, compared to $6.3 million, or 3.8 percent of sales, in the 2009 fourth quarter. Excluding $2.0 million of special items, 2010 fourth quarter operating profit would have been $11.5 million, or 6.3 percent of sales. For the 2010 full year, operating profit rose to $37.1 million, or 5.6 percent of sales, compared to an operating loss of $22.5 million, or a negative 3.8 percent of sales, in 2009. Excluding special items of $2.0 million for 2010 and $42.0 million for 2009, full year 2010 operating profit increased to $39.2 million, or 5.9 percent of sales, compared to $19.5 million, or 3.3 percent of sales in 2009.

New Share Repurchase Program Authorized
On February 21, 2011, Tennant’s board of directors authorized a new share repurchase program of up to one million shares of the company’s common stock. This is in addition to approximately 200,000 shares remaining under its current repurchase program. Share repurchases under these programs may

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Page 4 – Tennant Company Reports 2010 Fourth Quarter and Full Year Results

be made through open market and privately negotiated transactions from time to time and in amounts that management deems appropriate. The timing of share repurchases will depend on market conditions and other corporate considerations. Tennant has approximately 19.0 million common shares outstanding.
Commenting on the new authorization, Killingstad said, “Our share repurchase program supports the company’s commitment to enhance shareholder value by providing the financial flexibility to offset any dilutive effect of stock-based compensation programs and to consider repurchases to create value based on overall market conditions. Further, this new authorization reflects the board’s confidence in our business and the strength of our capital position.”

Business Outlook
“We expect further growth in sales and profitability in 2011,” stated Killingstad.
Based on its 2010 results and expectations of future performance, Tennant Company estimates 2011 full year earnings in the range of $1.70 to $1.90 per diluted share on net sales in the range of $705 million to $725 million.
Tennant will continue to manage its business conservatively, with a focus on operational excellence and strong cost controls, and make selective investments in key strategic priorities. In 2011, the company anticipates continued recovery in North America, strong growth in emerging markets and modestly improving conditions in Europe. Tennant is closely monitoring commodity prices, which have risen recently. In addition, Tennant's 2011 full year financial outlook includes the following expectations:
•	Minimal foreign currency impact on sales for the full year;
•	Minimal inflation net of cost-saving initiatives and selling price increases;
•	A gross margin of approximately 42 to 43 percent;
•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and increases investment in its chemical-free cleaning business; and
•	Capital expenditures in the range of $16 million to $18 million.
Longer term, Tennant is focused on achieving an operating profit margin of 12 percent during the 2013 fourth quarter. “We believe the company is capable of reaching this ambitious long-term goal by successfully executing our current strategy and assuming the global economy as a whole continues its current rate of improvement,” said Killingstad.
“We remain committed to profitably growing our traditional business and expanding our global leadership position in chemical-free cleaning. We are confident that our strategic direction, coupled with strict cost controls, improved operating efficiency and new products, will further enhance our value-creation potential,” Killingstad concluded.

Conference Call
Tennant will host a conference call to discuss the fourth quarter and full year results today, February 22, 2011, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available

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Page 5 – Tennant Company Reports 2010 Fourth Quarter and Full Year Results

via webcast on the investor portion of Tennant's website. To listen to the call live, go to http://www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at http://www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free cleaning technologies; and specialty surface coatings for protecting, repairing and upgrading floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit http:\www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to effectively manage organizational changes; our ability to effectively maintain and manage the data in our computer systems; our ability to develop new innovative products and services; our ability to successfully upgrade and evolve the capabilities of our computer systems; our ability to attract and retain key personnel; the occurrence of a significant business interruption; fluctuations in the cost or availability of raw materials and purchased components; unforeseen product liability claims or product quality issues; our ability to comply with laws and regulations; our ability to acquire, retain and protect proprietary intellectual property rights; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table.

FINANCIAL TABLES FOLLOW

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Page 6 – Tennant Company Reports 2010 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Net Sales	$182,789	$164,223	$667,667	$595,875
Cost of Sales	105,627	95,827	383,341	349,767
Gross Profit	77,162	68,396	284,326	246,108
Gross Margin	42.2%	41.6%	42.6%	41.3%

Operating Expense:
Research and Development Expense	6,898	6,142	25,957	22,978
Selling and Administrative Expense	60,773	55,988	221,235	202,260
Goodwill Impairment Charge	-	-	-	43,363
Total Operating Expense	67,671	62,130	247,192	268,601

Profit (Loss) from Operations	9,491	6,266	37,134	(22,493)
Operating Margin	5.2%	3.8%	5.6%	(3.8%)

Other Income (Expense):
Interest Income	5	92	133	393
Interest Expense	(400)	(540)	(1,619)	(2,830)
Net Foreign Currency Transaction Losses	(471)	(557)	(902)	(412)
ESOP Income	-	250	-	990
Other (Expense) Income, Net	(134)	59	(19)	32
Total Other Expense, Net	(1,000)	(696)	(2,407)	(1,827)

Profit (Loss) Before Income Taxes	8,491	5,570	34,727	(24,320)
Income Tax (Benefit) Expense	(8,521)	(1,145)	(76)	1,921

Net Earnings (Loss)	$17,012	$6,715	$34,803	$(26,241)

Net Earnings (Loss) per Share
Basic	$0.90	$0.36	$1.85	$(1.42)
Diluted	$0.88	$0.35	$1.80	$(1.42)

Weighted Average Shares Outstanding:
Basic	18,874,013	18,628,797	18,805,494	18,507,772
Diluted	19,424,881	19,094,615	19,332,103	18,507,772

Cash Dividends Declared per Common Share	$0.17	$0.14	$0.59	$0.53

GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31			December 31
			% of			% of
	2010	2009	Change	2010	2009	Change
Americas	$112,439	$101,145	11.2%	$424,462	$366,034	16.0%
Europe, Middle East, Africa	49,290	46,006	7.1%	172,619	177,829	(2.9%)
Asia Pacific	21,060	17,072	23.4%	70,586	52,012	35.7%

Total	$182,789	$164,223	11.3%	$667,667	$595,875	12.0%

(1)	Net of intercompany sales.

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Page 7 – Tennant Company Reports 2010 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)	December 31
	2010	2009
ASSETS
Current Assets
Cash and Cash Equivalents	$39,529	$18,062
Accounts Receivable, Net	127,542	121,203
Inventories	61,746	56,646
Prepaid Expenses	7,993	10,295
Deferred Income Taxes, Current Portion	11,459	9,362
Other Current Assets	-	344
Total Current Assets	248,269	215,912

Property, Plant and Equipment	287,751	287,915
Accumulated Depreciation	(200,123)	(190,698)
Property, Plant and Equipment, Net	87,628	97,217

Deferred Income Taxes, Long-Term Portion	14,182	7,911
Goodwill	20,423	20,181
Intangible Assets, Net	25,339	29,243
Other Assets	7,827	7,262
Total Assets	$403,668	$377,726

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current Portion of Long-Term Debt	$3,154	$4,012
Short-Term Borrowings	-	7
Accounts Payable	40,498	42,658
Employee Compensation and Benefits	31,281	28,092
Income Taxes Payable	509	3,982
Other Current Liabilities	40,702	37,401
Total Current Liabilities	116,144	116,152

Long-Term Liabilities:
Long-Term Debt	27,674	30,192
Employee-Related Benefits	33,898	31,848
Deferred Income Taxes, Long-Term Portion	4,525	7,417
Other Liabilities	5,294	7,838
Total Long-Term Liabilities	71,391	77,295
Total Liabilities	187,535	193,447

Shareholders' Equity:
Preferred Stock	-	-
Common Stock	7,140	7,032
Additional Paid-In Capital	10,876	7,772
Retained Earnings	220,391	192,584
Accumulated Other Comprehensive Loss	(22,274)	(23,109)
Total Shareholders’ Equity	216,133	184,279
Total Liabilities and Shareholders’ Equity	$403,668	$377,726

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Page 8 – Tennant Company Reports 2010 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Twelve Months Ended
	December 31
	2010	2009
OPERATING ACTIVITIES
Net Earnings (Loss)	$34,803	$(26,241)
Adjustments to reconcile Net Earnings (Loss) to Net Cash Provided by Operating Activities:
Depreciation	18,026	19,632
Amortization	3,166	3,171
Deferred Tax Benefit	(11,412)	(1,433)
Goodwill Impairment Charge	-	43,363
Stock-Based Compensation Expense	4,639	2,291
ESOP Expense	-	426
Tax Benefit on ESOP	-	6
Allowance for Doubtful Accounts and Returns	1,403	1,253
Other, Net	503	(77)
Changes in Operating Assets and Liabilities, Excluding the Impact of Acquisitions:
Accounts Receivable	(7,931)	1,889
Inventories	(4,391)	10,476
Accounts Payable	(1,445)	16,409
Employee Compensation and Benefits	1,162	4,015
Other Current Liabilities	6,058	(5,288)
Income Taxes Payable/Prepaid	(1,716)	4,320
Other Assets and Liabilities	(335)	973
Net Cash Provided by Operating Activities	42,530	75,185

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(10,529)	(11,483)
Proceeds from Disposals of Property, Plant and Equipment	595	311
Acquisition of Businesses, Net of Cash Acquired	(86)	(2,162)
Net Cash Used for Investing Activities	(10,020)	(13,334)

FINANCING ACTIVITIES
Change in Short-Term Borrowings, Net	(7)	3
Payment of Long-Term Debt	(4,192)	(67,212)
Issuance of Long-Term Debt	-	82
Purchases of Common Stock	(3,153)	-
Proceeds from Issuance of Common Stock	6,467	914
Tax Benefit on Stock Plans	1,724	114
Dividends Paid	(11,181)	(9,861)
Principal Payment from ESOP	-	1,892
Net Cash Used for Financing Activities	(10,342)	(74,068)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(701)	994

Net Increase (Decrease) in Cash and Cash Equivalents	21,467	(11,223)

Cash and Cash Equivalents at Beginning of Period	18,062	29,285

Cash and Cash Equivalents at End of Period	$39,529	$18,062

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Page 9 – Tennant Company Reports 2010 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Net Sales	$182,789	$164,223	$667,667	$595,875

Cost of Sales	105,627	95,827	383,341	349,767
Gross Profit - as reported	77,162	68,396	284,326	246,108
Gross Margin	42.2%	41.6%	42.6%	41.3%
Adjustments:
Inventory Revaluation from Change in Functional Currency
Designation due to International Entity Restructuring	647	-	647	-
Gross Profit - as adjusted	77,809	68,396	284,973	246,108
Gross Margin	42.6%	41.6%	42.7%	41.3%

Operating Expense:
Research and Development Expense	6,898	6,142	25,957	22,978
Selling and Administrative Expense	60,773	55,988	221,235	202,260
Goodwill Impairment Charge	-	-	-	43,363
Total Operating Expense	67,671	62,130	247,192	268,601

Profit (Loss) from Operations - as reported	$9,491	$6,266	$37,134	$(22,493)
Operating Margin	5.2%	3.8%	5.6%	(3.8%)
Adjustments:
Inventory Revaluation from Change in Functional Currency
Designation due to International Entity Restructuring	647	-	647	-
Workforce Redeployment Reserve	1,671	-	1,671	-
Workforce Reduction Reserve Revision	(277)	-	(277)	(1,328)
Goodwill Impairment Charge	-	-	-	43,363
Profit from Operations - as adjusted	$11,532	$6,266	$39,175	$19,542
Operating Margin	6.3%	3.8%	5.9%	3.3%

Other Income (Expense):
Interest Income	5	92	133	393
Interest Expense	(400)	(540)	(1,619)	(2,830)
Net Foreign Currency Transaction Losses	(471)	(557)	(902)	(412)
ESOP Income	-	250	-	990
Other Income, Net	(134)	59	(19)	32
Total Other Expense, Net	(1,000)	(696)	(2,407)	(1,827)

Profit (Loss) Before Income Taxes - as reported	$8,491	$5,570	$34,727	$(24,320)
Adjustments:
Inventory Revaluation from Change in Functional Currency
Designation due to International Entity Restructuring	647	-	647	-
Workforce Redeployment Reserve	1,671	-	1,671	-
Workforce Reduction Reserve Revision	(277)	-	(277)	(1,328)
Goodwill Impairment Charge	-	-	-	43,363
Foreign Currency Loss from UK Business Reorganization	-	426	-	426
Profit Before Income Taxes - as adjusted	$10,532	$5,996	$36,768	$18,141

Income Tax (Benefit) Expense - as reported	$(8,521)	$(1,145)	$(76)	$1,921
Adjustments:
Inventory Revaluation from Change in Functional Currency
Designation due to International Entity Restructuring	194	-	194	-
Workforce Redeployment Reserve	475	-	475	-
Workforce Reduction Reserve Revision	(104)	-	(104)	(79)
Goodwill Impairment Charge	-	-	-	1,074
Foreign Currency Loss from UK Business Reorganization	-	-	-	-
Tax Benefit from UK Business Reorganization	-	2,290	-	2,290
Tax Benefit from International Entity Restructuring	10,913	-	10,913	-
Discrete Tax Items	(109)	(218)	115	614
Income Tax Expense - as adjusted	$2,848	$927	$11,517	$5,820

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Page 10 – Tennant Company Reports 2010 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Net Earnings (Loss) - as reported	$17,012	$6,715	$34,803	$(26,241)
Adjustments:
Inventory Revaluation from Change in Functional Currency
Designation due to International Entity Restructuring	453	-	453	-
Workforce Redeployment Reserve	1,196	-	1,196	-
Workforce Reduction Reserve Revision	(173)	-	(173)	(1,249)
Goodwill Impairment Charge	-	-	-	42,289
Foreign Currency Loss from UK Business Reorganization	-	426	-	426
Tax Benefit from UK Business Reorganization	-	(2,290)	-	(2,290)
Tax Benefit from International Entity Restructuring	(10,913)	-	(10,913)	-
Discrete Tax Items	109	218	(115)	(614)
Net Earnings - as adjusted	$7,684	$5,069	$25,251	$12,321

Earnings per Share:
Basic	$0.90	$0.36	$1.85	$(1.42)
Diluted Earnings (Loss) per Share - as reported	$0.88	$0.35	$1.80	$(1.42)
Adjustments:
Inventory Revaluation from Change in Functional Currency
Designation due to International Entity Restructuring	0.02	-	0.02	-
Workforce Redeployment Reserve	0.06	-	0.06	-
Workforce Reduction Reserve Revision	(0.01)	-	(0.01)	(0.07)
Goodwill Impairment Charge	-	-	-	2.29
Foreign Currency Loss from UK Business Reorganization	-	0.02	-	0.02
Tax Benefit from UK Business Reorganization	-	(0.12)	-	(0.12)
Tax Benefit from International Entity Restructuring	(0.56)	-	(0.56)	-
Discrete Tax Items	0.01	0.01	-	(0.03)

Diluted Earnings per Share - as adjusted	$0.40	$0.26	$1.31	$0.67

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